UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 26, 2006 ebank Financial Services, Inc.
(Exact name of registrant as specified in its charter)

GEORGIA (State or other jurisdiction of incorporation)	000-24043 (Commission File Number)	58-2349097 (IRS Employer Identification No.)
2410 Paces Ferry Road, Suite 190
Atlanta Georgia 30339
(Address of Principal Executive
Offices) (Zip Code)
(770) 863-9225
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Effective April 26, 2006, ebank Mortgage, LLC (“ebank Mortgage”), a majority-owned subsidiary of ebank Financial Services, Inc. (the “Company”) entered into a Warehousing Credit Agreement (the “Credit Agreement”) and related agreements described herein with U.S. Bank National Association, a national banking association (“U.S. Bank”). All capitalized terms in the description set forth below are used as defined in the Credit Agreement and in the related Pledge and Security Agreement.
The Credit Agreement provides for borrowings of up to $15 million for the interim financing of mortgage loans originated by ebank Mortgage. The Credit Agreement limits the aggregate amount of outstanding advances at any one time to 100% of the Collateral Value (as determined in accordance with the Credit Agreement) of all Pledged Loans (defined generally to include all mortgage loans the purchase or origination of which is funded by advances under the Credit Agreement) and their related collateral documents. The term of the Credit Agreement expires and all borrowings under the Credit Agreement mature on April 13, 2007.
The interest rate to be paid on advances under the Credit Agreement generally is a variable rate based on the one month LIBOR plus 1.000% per annum. ebank Mortgage also must pay a collateral handling fee of $10.00 for each Mortgage Loan pledged to U.S. Bank under the terms of the Credit Agreement. Additionally, ebank Mortgage must pay a non-use fee for any calendar month in which the average outstanding principal amount of borrowings is less than 50% of the total commitment at a rate of .125% per annum on the daily average unutilized commitment.
The Credit Agreement contains certain financial covenants which require ebank Mortgage to, among other items:
•	maintain at all times ebank Mortgage’s members’ equity of at least $1 million;
•	maintain a maximum ratio of indebtedness to ebank Mortgage’s members’ equity of 15.00 to 1.00; and
•	maintain net income of ebank Mortgage at $5,000 or more per fiscal quarter beginning with the fiscal quarter ending December 31, 2006.
The Credit Agreement also contains covenants limiting the ability of ebank Mortgage to, among other items:
•	grant liens on the assets of ebank Mortgage;
•	incur additional future indebtedness other than:
•	current liabilities for taxes and assessments incurred in the ordinary course of business;

•	accounts payable incurred in the ordinary course of business; and
•	indebtedness for the acquisition of fixed assets, not to exceed $100,000 in the aggregate at any time; and
•	pay any dividend or distribution (including any repurchase or redemption of membership interests), except to the extent necessary to pay an amount equal to the combined federal and state tax liability (if any) of the members arising from their respective allocable share of the earning and profits of ebank Mortgage as long as any such payment does not result in a Default or an Event of Default;
     in each case, without obtaining the prior written consent of U.S. Bank.
The Credit Agreement includes usual and customary events of default for facilities of this nature (with applicable customary grace periods) and provides that, upon the occurrence and continuation of an Event of Default, U.S. Bank may terminate its commitment under the Credit Agreement and may declare the principal and all accrued interest under the related warehousing promissory note to be immediately due and payable.
In connection with the execution of the Credit Agreement, ebank Mortgage executed a Pledge and Security Agreement with U.S. Bank pursuant to which ebank Mortgage granted a security interest to U.S. Bank in all mortgage loans funded by advances under the Credit Agreement to secure the obligations of ebank Mortgage under the Credit Agreement.
As additional security for the obligations of ebank Mortgage under the Credit Agreement, ebank Financial Services, Inc. (the “Company”) and Madison Mortgage Corporation executed and delivered to U.S. Bank a Joint and Several Guaranty in the aggregate amount of $2 million.
Copies of the Credit Amendment (and related warehousing promissory note), Pledge and Security Agreement and Joint and Several Guaranty are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively and incorporated herein by this reference. The foregoing summary of such documents does not purport to be complete and is qualified in its entirety by reference to such documents.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
As described in Item 1.01 of this Report, effective April 26, 2006, ebank Mortgage entered into the Credit Agreement and the related agreements described therein, and the Company and Madison Mortgage Corporation executed and delivered a Joint and Several Guaranty related to the Credit Agreement. The information contained in Item 1.01 of this Report is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Warehousing Credit Agreement by and between ebank Mortgage, LLC and U.S. Bank
10.2	Pledge and Security Agreement by and between ebank Mortgage, LLC and U.S. Bank
10.3	Warehousing Promissory Note of ebank Mortgage, LLC
10.4	Joint and Several Guaranty of ebank Financial Services, Inc. and Madison Mortgage Corporation

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ebank Financial Services, Inc.
Date: April 28, 2006	By:	/s/ James L. Box
James L. Box
President and Chief Executive Officer